Exhibit 10.2

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN JOINDER AGREEMENT

I, JAMES E. YOUNG, and CITIZENS TRUST BANK hereby agree that in exchange for termination of my Life Insurance Endorsement Method Split Dollar Plan Agreement (“Split Dollar Agreement”), and for other good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the Supplemental Executive Retirement Plan (“Plan”) established as of July 1, 2008, by CITIZENS TRUST BANK, as such Plan may now exist or hereafter be modified, and do further agree to the terms and conditions thereof.  I acknowledge and agree that this Plan supersedes and replaces my Executive Supplemental Retirement Plan Agreement (the “Indexed Retirement Plan”) in which I previously participated.  Capitalized terms not defined herein shall have the same meaning as set forth in the Plan.

I understand that I must execute and return a copy of this Supplemental Executive Retirement Plan Joinder Agreement (“Joinder Agreement”) to the Plan Administrator in order to participate in the Plan.  The provisions of the Plan are incorporated herein by reference.  In the event of an inconsistency between the terms of this Joinder Agreement and the Plan, the terms of the Plan shall control.

I understand that, unless otherwise set forth herein, any benefit payable to me or my Beneficiary hereunder shall be payable over 180 months (the “Payout Period”).

Benefit Age.  My Benefit Age is sixty-five (65).

Retirement on or After Benefit Age.  I understand that I will receive my Supplemental Retirement Benefit following my Separation from Service on or after attaining my Benefit Age.  My projected annual Supplemental Retirement Benefit is $132,311.00.  My Supplemental Retirement Benefit shall be payable in 180 monthly installments of $11,025.92 commencing within 90 days following my Benefit Eligibility Date.

Involuntary Separation from Service at Any Time.  In the event of my involuntary Separation from Service (other than for Cause) prior to my Benefit Age, I will be entitled to my full Supplemental Retirement Benefit payable commencing at my Benefit Age in 180 monthly installments.

 Voluntary Separation from Service Prior to Benefit Age:

•                  On or After Age 62.  I understand that in the event of my voluntary Separation from Service on or after age 62, I will be entitled to my Supplemental Retirement Benefit payable commencing at my Benefit Age in 180 monthly installments.

•                  Before Age 62.   In the event of my voluntary Separation from Service prior to attainment of Age 62 (other than for Cause), I will be entitled to my Accrued Benefit, determined as of the date of my voluntary Separation from Service, increased by the Interest Factor until my Benefit Age, then annuitized at my Benefit Age (using the Interest Factor) and payable commencing at my Benefit Age over the Payout Period.

Termination for Cause.  I understand that if I have a termination for Cause, my entire benefit under this Plan shall be forfeited.

Death Benefit.

•                  Death Prior to Separation from Service.  I understand that if I die at any time while still employed with the Bank, my Beneficiary will be entitled to my Survivor Benefit.

My Survivor Benefit shall be equal to my full Supplemental Retirement Benefit otherwise payable to me at Benefit Age.  My Survivor Benefit shall commence within 90 days following my date of death and shall be payable in 180 monthly installments to my Beneficiary.

•                  Death Following Separation from Service.  I understand that in the event I die at any time on or after my Separation from Service, whether before or after commencement of my benefit,  my Beneficiary shall be entitled to receive payment of the benefit to which I was entitled prior to my death.   If my death occurs prior to commencement of my benefit or after commencement but prior to completion of all such payments owed to me under the Plan, the Bank shall pay my Beneficiary the remaining monthly installments of my Supplemental Retirement Benefit for the remainder of the Payout Period.

•                  Burial and/or Funeral Expenses.  I understand that in addition to the above, my Beneficiary shall be entitled to a $10,000 death benefit for the payment of burial and/or funeral expenses following my death.  Such death benefit will be paid in a lump sum within 90 days following my death.

Benefit Following a Change in Control.  I understand that if there is a Change in Control followed by my Separation from Service at any time, I will be entitled to my full Supplemental Retirement Benefit.  Such benefit shall commence at my Benefit Age and shall be payable in 180 monthly installments.  I understand that the Bank agrees to provide me with a Gross Up Payment in accordance with Section 3.4(c) of the Plan in the event that my Supplemental Retirement Benefit is subject to an excise tax under Code Sections 280G and 4999.

Disability While Employed.  I understand that in the event of my Disability prior to my Benefit Age, I will be entitled to the Disability Benefit set forth in Section 3.6 of the Plan.  My Disability Benefit shall equal my full Supplemental Retirement Benefit, shall be paid in 180 monthly installments commencing within 90 days following the date on which I attain my Benefit Age.

Restriction on Timing of Payment.  Notwithstanding the foregoing, I understand that in the event that I am a Specified Employee (as defined in the Plan) in accordance with Section 3.7 of the Plan, any payment which I am entitled for the first 6 months following my Separation from Service with the Bank (other than due to death or Disability) shall be withheld and shall be paid to me on the first day of the 7th month following my Separation from Service with the Bank.  Interest (at the rate of the Interest Factor as defined in the Plan) will accrue on any withheld payment and shall be paid to me at the time the withheld payments are paid.

I hereby acknowledge and agree that my interest in the Split Dollar Agreement is terminated in connection with my participation in this Supplemental Executive Retirement Plan.  This Joinder Agreement shall become effective upon execution (below) by both Executive and a duly authorized officer of the Bank.

Dated this day of July, 2008.

CITIZENS BANK AND TRUST	EXECUTIVE

(Bank’s duly authorized Officer)	JAMES E. YOUNG

Exhibit A

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION

For JAMES E. YOUNG

Executive, under the terms of the Supplemental Executive Retirement Plan executed by the Bank and effective July 1, 2008, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

Primary Beneficiary Name(s)	Relationship	Home Address	Home Phone #	Work Phone #	Cell Phone #

In the event the Primary Beneficiary set forth above has predeceased me, I designate the person set forth below as my Secondary Beneficiary.

SECONDARY  BENEFICIARY:

Secondary Beneficiary Name(s)	Relationship	Home Address	Home Phone #	Work Phone #	Cell Phone #

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect. Such Beneficiary Designation is revocable.

DATE: , 20 .	EXECUTIVE

(WITNESS)	JAMES E. YOUNG

(WITNESS)